UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 1, 2018

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 1, 2018, Office Depot, Inc. (the “Company”) promoted Kevin Moffitt, 44, to serve as the Company’s Executive Vice President, Chief Retail Officer, effective as of October 28, 2018. The appointment decision is made in connection with the Company’s focus on its strategic initiatives to grow sales of products and services for small and medium-sized businesses (SMBs) and leverage the Company’s retail business.

Until this promotion, Mr. Moffitt served as the Company’s Senior Vice President, Chief Retail Officer since January 2018. Between 2012 and 2018, Mr. Moffitt held various leadership roles in operations at the Company, including serving as Senior Vice President, Chief Digital Officer of the Company from May 2017 to January 2018, during which time he was responsible for the Company’s eCommerce team. Prior to this role, Mr. Moffitt served as Senior Vice President, eCommerce & Direct Business Unit Leader of the Company from August 2016 to May 2017, and as Vice President, eCommerce Product Management and Customer Experience from July 2012 to August 2016. Before joining the Company, Mr. Moffitt had omnichannel development, strategy and operation experience at companies such as Cross View, Inc. and Dillard’s.

In connection with his promotion, the Compensation Committee of the Company’s Board of Directors approved an increase in Mr. Moffitt’s annual base salary from $400,000 to $450,000 per year effective as of the date of his appointment. In addition, Mr. Moffitt’s annual target cash bonus opportunity increased from 60% of base salary to 75% of base salary. No other changes were made to Mr. Moffitt’s compensatory arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: November 6, 2018	/s/ N. David Bleisch
N. David Bleisch
Executive Vice President, Chief Legal Officer & Corporate Secretary